                                                                   EXHIBIT 99.02

                                  PRESS RELEASE

                 TIDEL RECEIVES SENIOR DEBT WAIVER AND AMENDMENT

HOUSTON,  Texas -- Sept.  3, 2004 -- Tidel  Technologies,  Inc.  (Other OTC Pink
Sheets:  ATMS)  announced  today  that it has  entered  into a letter  agreement effective August 31, 2004 to amend its senior debt agreements with Laurus Master
Fund, Ltd. ("Laurus"). Pursuant to the terms of the letter agreement, Tidel will make a payment to Laurus of $400,000 on or before  September  17, 2004 towards a total of $499,238 in past due accrued interest and penalties,  and the remaining
$99,238  shall no longer  be due and  payable  immediately  but shall be due and payable at the maturity  date.  After giving  effect to the  modifications,  the unpaid principal balance of the senior debt is $6,474,238.

Monthly  principal  payments will  recommence  February 1, 2005 in the amount of
$75,000 per month through  December 1, 2005,  and then in the amount of $225,000 per month  thereafter.  Further,  Tidel will resume monthly interest payments on
October 1, 2005 at the original contract rate of prime rate plus 2%.

With respect to Tidel's  requirement to file its past due periodic  reports with the Securities and Exchange Commission ("SEC"), Laurus has extended the deadline for the filing of Tidel's Form 10-K for the year ended  September 30, 2002 until
October,  31, 2004 and the deadline for the  remainder of Tidel's other past due periodic reports until March 31, 2005.

The letter  agreement  contains  waivers  from Laurus for the prior  defaults of non-payment  and  missed SEC filing  requirements.  Tidel's  failure to make the payment of $400,000 to Laurus on or before  September 17, 2004 would  constitute an event of default for non-payment.

In consideration of these  modifications,  Tidel lowered the conversion price of the convertible  term note and the exercise price of the warrant,  in each case, from $.40 per share to $.30 per share.

Tidel is  presently in  discussions  with Laurus to provide  additional  working capital financing for certain new customer contracts.  There can be no assurance that Tidel will be successful  in  completing  such  additional  financing  with
Laurus.

ABOUT TIDEL

Tidel Technologies, Inc. is a manufacturer of automated teller machines and cash security  equipment  designed for specialty retail  marketers.  More information
about  the  company  and  its   products   may  be  found  on  the  Internet  at
http://www.tidel.com.

PRECAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

THIS  PRESS  RELEASE   CONTAINS   STATEMENTS  THAT  CONSTITUTE   FORWARD-LOOKING
STATEMENTS WITHIN THE MEANING OF SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF
1934. THE STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND  UNCERTAINTIES,  INCLUDING
BUT  NOT  LIMITED  TO THE  COMPANY'S  FINANCIAL  POSITION  AND  WORKING  CAPITAL
AVAILABILITY,  ABILITY TO REPAY ITS INDEBTEDNESS, THE LEVELS OF ORDERS WHICH ARE
RECEIVED  AND  CAN  BE  SHIPPED  IN  A  QUARTER;  CUSTOMER  ORDER  PATTERNS  AND
SEASONALITY;   COSTS  OF  LABOR,   RAW   MATERIALS,   SUPPLIES  AND   EQUIPMENT;
TECHNOLOGICAL CHANGES; COMPETITION AND COMPETITIVE PRESSURES ON PRICING; CHANGES
IN THE COMPANY'S  RELATIONSHIPS  WITH CUSTOMERS OR SUPPLIERS;  ACCEPTANCE OF THE
COMPANY'S PRODUCT AND TECHNOLOGY INTRODUCTIONS IN THE MARKETPLACE; UNANTICIPATED
LITIGATION,  CLAIMS OR  ASSESSMENTS;  THE COMPANY'S  ABILITY TO REDUCE COSTS AND
EXPENSES AND IMPROVE INTERNAL OPERATING EFFICIENCIES;  THE ECONOMIC CONDITION OF
THE ATM INDUSTRY AND THE POSSIBILITY  THAT IT IS A MATURE  INDUSTRY;  THE FUTURE
TRADING  MARKET FOR THE  COMPANY'S  SECURITIES;  AND ECONOMIC  CONDITIONS IN THE
UNITED  STATES  AND  WORLDWIDE.  TIDEL  UNDERTAKES  NO DUTY TO UPDATE ANY OF THE
STATEMENTS SET FORTH IN THIS RELEASE.

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